Exhibit 99.1

GBS Inc. Initiates Company Name Change to Intelligent Bio Solutions Inc. (INBS) and Announces Key Executive Appointments

- Name change to more closely reflect firm’s expanding portfolio of intelligent, efficient, convenient and practical noninvasive and drug testing technologies and products -

- Harry Simeonidis appointed as Chief Executive Officer -

- David Jenkins and Jason Isenberg appointed to Board of Directors -

NEW YORK, Oct. 26, 2022 (GLOBE NEWSWIRE) — GBS Inc. (Nasdaq: GBS), now Intelligent Bio Solutions Inc. (Nasdaq: INBS) (the “Company”), a life sciences company developing non-invasive, real-time diagnostic testing for patients and their primary health practitioners at point of care, today announced that the Company has formally changed its name from GBS Inc. to Intelligent Bio Solutions Inc. and will begin trading under the new symbol “INBS” on Nasdaq effective with the open of the market on Thursday, October 27, 2022.

Until now, Steven Boyages has acted as both Chairman and interim Chief Executive Officer during this important transition phase. Given the growth and commercialization phase INBS expects to enter, the Board of Directors is announcing several new executive appointments, including the role of Chief Executive Officer and two new members of the Intelligent Bio Solutions Board of Directors.

Steven Boyages will continue as Chairman of the Board and has reappointed Harry Simeonidis as Chief Executive Officer. Mr. Simeonidis has more than 25 years of experience in healthcare, pharmaceutical and life sciences across various senior management positions throughout Asia, Australia, and New Zealand. Before joining Intelligent Bio Solutions, he was the General Manager, Surgery, Asia Pacific, at GE Healthcare where he oversaw significant expansion of the business’ market share. Prior to this, Harry spent nine years as the President and CEO of GE Healthcare ANZ. Mr. Simeonidis also served as non-executive Director of Farmaforce Limited, a publicly traded contract sales organization servicing the Australian pharmaceutical industry.

Finally, and as a result of the Intelligent Fingerprint acquisition, Intelligent Bio Solutions is pleased to announce the addition of David Jenkins and Jason Isenberg to its Board of Directors.

Mr. Jenkins has spent most of his career as an entrepreneur in the medical device industry, and has established numerous companies including Catheter Precision, where he currently serves as the CEO and as Chairman of Catheter’s Board. He served as Chairman and CEO of Arrhythmia Research Technology and oversaw the introduction to the market of Cardiolab, the first dual monitor, 32-channel electrophysiology recording system. This technology was later acquired by General Electric and continues to be sold into the marketplace today. Another of Mr. Jenkins’ companies, EP MedSystems, Inc., was sold to St. Jude Medical, Inc., now part of Abbott, for approximately $95.7 million in 2008. Mr. Jenkins also founded and served as the CEO of Transneuronix, Inc., a maker of implantable stimulators for the treatment of weight loss, which was later sold to Medtronic for $267 million in 2005. Mr. Jenkins holds a degree in accounting from the University of Kansas, and a master’s degree in business from the University of Texas, Austin. He began his career in public accounting with the firm Coopers and Lybrand.

Leveraging his 20-plus years of attorney experience, Jason Isenberg currently serves as Assistant General Counsel for RFA Management Company, LLC in Atlanta, Georgia, where he advises a large, endowment-style portfolio of affiliated companies, trusts and foundations and their respective managers, shareholders and boards in matters including corporate governance, corporate and real estate transactions, business operations, employment law and risk mitigation. Jason is recognized for having successfully negotiated investment and corporate transactions totaling over $500,000,000. Jason’s prior experience includes working with and for several global law firms, focusing on areas of construction and mass-tort litigation. Jason obtained his Bachelor of Arts from the University of Maryland and his juris doctor from New England Law in Boston. Jason supports multiple Atlanta-based charities and is passionate about conservation.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. is a life sciences company developing non-invasive, real-time monitoring and diagnostic tests for patients and their primary health practitioners. With its world-first Biosensor Platform, Intelligent Bio Solutions is developing and launching diagnostic tests urgently needed to help people living with chronic disease. In addition, through its recent acquisition of Intelligent Fingerprinting, the company is the world leader in the advancement of portable drugs of abuse testing through the analysis of fingerprint sweat. The test is non-invasive, hygienic, fast, and cost-effective, and screens for recent use of opioids, cocaine, methamphetamines, benzodiazepines and marijuana. Sample collection takes just seconds, with results in ten minutes. A laboratory confirmation service is also available. The system has applications within many sectors, and customers include employers in safety-critical industries such as construction, transport and logistics firms, drug treatment organizations, as well as UK coroners.

Company Contact:

Alex Arzeno – Vice President of IR & Communications

GBS Inc.

Investor.Relations@gbs.inc

Investor Contact:

Tim McCarthy – Managing Director

LifeSci Advisors, LLC

Tim@LifeSciAdvisors.com

Media Contact:

Cheryl Billson

Comma Communications

cheryl.billson@commacomms.com